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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 3, 1999, relating to the consolidated balance sheets of Merge Technologies Incorporated and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-KSB of Merge Technologies Incorporated and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP



Chicago, Illinois
December 28, 1999